PACCAR FINANCIAL CORP. - FORM 10-Q

EXHIBIT 12(a)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

PURSUANT TO SEC REPORTING REQUIREMENTS (1)

(Millions of Dollars)

	Nine Months Ended September 30
	2011	2010
FIXED CHARGES
Interest expense	$47.5	$70.6
Portion of rentals deemed interest	1.2	1.2

TOTAL FIXED CHARGES	$48.7	$71.8

EARNINGS
Income before income taxes	$80.3	$39.3
Fixed charges	48.7	71.8

EARNINGS AS DEFINED	$129.0	$111.1

RATIO OF EARNINGS TO FIXED CHARGES	2.65X	1.55X

(1)	The method of computing the ratio of earnings to fixed charges shown above complies with the SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR as shown in Exhibit 12(b).

PACCAR FINANCIAL CORP. - FORM 10-Q

EXHIBIT 12(b)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

PURSUANT TO THE SUPPORT AGREEMENT

BETWEEN THE COMPANY AND PACCAR

(Millions of Dollars)

	Nine Months Ended September 30
	2011	2010
FIXED CHARGES
Interest expense	$47.5	$70.6
Facility and equipment rental	1.4	1.6

TOTAL FIXED CHARGES	$48.9	$72.2

EARNINGS
Income before income taxes	$80.3	$39.3
Depreciation	108.5	99.6

	188.8	138.9

FIXED CHARGES	48.9	72.2

EARNINGS AS DEFINED	$237.7	$211.1

RATIO OF EARNINGS TO FIXED CHARGES	4.86X	2.92X